EXHIBIT 99

For immediate release

Contact:	Valerie Brodie
Sr. Director, Investor Relations 949/585-4293 vbrodie@epicor.com

Epicor Reports First Quarter 2003 Earnings of $0.05 EPS

Sixth consecutive quarter of positive cash flow from operations

IRVINE, Calif., April 23, 2003 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the first quarter ended March 31, 2003. Total revenues for the first quarter were $34.3 million, compared with $36.0 million in the prior year’s quarter. License revenues were $7.8 million for the quarter compared to $8.4 million in the first quarter of 2002. Service revenues for the first quarter 2003 were $26.0 million compared with $26.9 million in the first quarter 2002.

For the first quarter, the company posted net income of $2.4 million or $0.05 per diluted share. This includes $1.7 million in amortized capitalized software development costs and acquired intangible assets. This compares with a net loss of $2.7 million or $0.06 loss per diluted share in the comparable quarter last year.

The company’s balance sheet at March 31, 2003 showed cash and cash equivalents of $40.4 million. The company has reported positive operating cash flow for six consecutive quarters. At quarter end, net accounts receivable were $20.7 million and deferred revenues were $35.8 million. Day sales outstanding decreased to 54 from 55 in the prior quarter.

The company has maintained its guidance for the second quarter 2003 with license and total revenues expected to be flat to slightly up from the first quarter’s revenue levels. The company expects its quarterly cost and expense run rate to remain at approximately $32.5 million to $33.0 million. The company anticipates continued profitable operations during the second quarter in the range of $0.02 to $0.04 earnings per diluted share.

“We are very pleased to have exceeded the financial targets that we established for the quarter, delivering profitability and positive cash flow in light of a challenging environment,” said George Klaus, chairman, CEO and president.” Klaus continued, “We saw a number of signs reflecting an improvement in our core business this quarter including larger transactions, a stronger manufacturing sector and increased average selling prices across both the installed base and new name accounts. We believe the environment will remain challenging in the short term but that our solid results clearly demonstrate the value of our enterprise solutions and the abilities of our team to execute. Klaus added, “the company has continued its aggressive release of new products which have been well received in the marketplace. Our strong product cycle will continue to drive cross selling, incremental service and support, and industry specific revenue growth opportunities over the next several years.”

First Quarter 2003 Highlights

•	Sustained operating profitability and reported first quarter EPS of $0.05

•	Generated cash from operations for the sixth consecutive quarter

•	Delivered over 35 new and major upgrade product releases

•	Beta customer sites going live on new ESA web services suite, Epicor for Enterprise Services, scheduled for general availability mid year

•	Received excellence awards for new Clientele CRM suite as winner of the Best Global CRM Solution in the first annual Members’ Choice Award and Clientele Self-Service Portal as a winner in the third annual eWEEK eXcellence Awards

•	Strong attendance for executive road show to launch next generation web services solutions with over 500 manufacturing customers

The company will hold an investor and analyst conference call to review the first quarter’s results and highlights directly following the release after the close of market at 2:00 p.m. PDT. The dial-in number for investors and analysts to participate on that call is 888-662-8850. A live webcast of the call will be available to all interested parties on the “Company” section under Investor Relations, on the company’s Web site at www.epicor.com/company/investor. The call will be archived on the site for thirty days.

About Epicor Software Corporation

Epicor is a leading provider of integrated enterprise and eBusiness software solutions for midmarket companies around the world. Founded in 1984, Epicor, with over 15,000 customers, has delivered end-to-end, industry-specific solutions that enable companies to immediately improve business operations and build competitive advantage in today’s Internet economy. Epicor’s comprehensive suite of integrated software solutions for Customer

Relationship Management, Financials, Manufacturing, Supply Chain Management, Professional Services Management and Collaborative Commerce provide the scalability and flexibility to support long-term growth. Epicor’s solutions are complemented by a full range of services, providing single point of accountability to promote rapid return on investment and low total cost of ownership, now and in the future. Epicor is headquartered in Irvine, California and has offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. All other trademarks acknowledged. The foregoing statements regarding anticiapted future revenues, future financial performance, future cost and expense run rates, market demand and recovery, projected future profitability, and future product deliverables which are not historical fact, are “forward-looking statements” that involve risks and uncertainties and actual results may differ materially. Such risks and uncertainties include but are not limited to, the company’s success in controlling costs; achieving operating results and margins; fluctuations in demand for the company’s products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, the impact of competitive products and pricing, and the discovery of undetected software errors and other factors discussed in the company’s quarterly report on Form 10-K, for the period ended December 31, 2002 at pages 15-22. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The company undertakes no obligation to revise or update publicly any forward-looking statements

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$40,358	$31,313
Accounts receivable, net	20,726	22,471
Prepaid expenses and other	3,563	3,977

Total current assets	64,647	57,761
Property and equipment, net	2,599	2,972
Software development costs, net	618	1,007
Intangible assets, net	7,040	8,477
Other assets	2,993	3,051

Total assets	$77,897	$73,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,646	$3,390
Accrued expenses	18,448	24,041
Current portion of long-term debt	1,389	2,229
Accrued restructuring costs	3,467	4,007
Deferred revenue	35,832	35,815

Total current liabilities	61,782	69,482

Stockholders’ equity:
Preferred stock	10,422	4,859
Common stock	44	44
Additional paid-in capital	244,461	246,936
Less: treasury stock at cost	(125)	(87)
Less: unamortized stock compensation expense	(1,994)	(723)
Less: notes receivable from officers for issuance of restricted stock	—	(7,796)
Accumulated other comprehensive loss	(1,928)	(2,305)
Accumulated deficit	(234,765)	(237,142)

Total stockholders’ equity	16,115	3,786

Total liabilities and stockholders’ equity	$77,897	$73,268

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
License fees	$7,805	$8,406
Consulting	8,379	9,792
Maintenance	17,603	17,141
Other	545	645

Total revenues	34,332	35,984
Cost of revenues	13,142	15,476
Amortization of intangible assets and capitalized software development costs	1,712	1,780

Total cost of revenues	14,854	17,256
Gross profit	19,478	18,728
Operating expenses:
Sales and marketing	8,159	10,722
Software development	4,767	4,806
General and administrative	3,594	5,918
Stock based compensation expense	276	227

Total operating expenses	16,796	21,673

Income (loss) from operations	2,682	(2,945)
Other income (expense), net	(64)	218

Income (loss) before income taxes	2,618	(2,727)
Provision for income taxes	—	—

Net income (loss)	$2,618	$(2,727)

Value of beneficial conversion related to preferred stock	(241)	—

Net income (loss) applicable to common stockholders	$2,377	$(2,727)

Net income (loss) per share applicable to common stockholders:
Basic	$0.06	$(0.06)
Diluted	$0.05	$(0.06)
Weighted average common shares outstanding:
Basic	43,077	43,180
Diluted	47,952	43,180